State of Delaware
Secretary of State
Division of Corporations
Delivered 03:20 PM 06/08/2012
FILED 03:20 PM 06/08/2012
SRV 120720362 - 5041435 FILE

Certificate of Amendment to
Yellowwood Acquisition Corporation
Certificate of Incorporation
June 8, 2012

Yellowwood Acquisition Corporation (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies as follows:

FIRST: As of June 8, 2012 the Corporation had 1,500,000 shares of common stock issued and outstanding.

SECOND: by unanimous consent of the Board of Directors and by written consent of the shareholders, an amendment to the Certificate of Incorporation of the Corporation, as written below, was adopted in accordance with Section 242 of the Delaware General Corporation Law.

THIRD: The first paragraph of Article Fourth to the Certificate of Incorporation shall be amended to read as follows:

"FOURTH:

The total number of shares of stock which the Corporation shall have authority to issue is 1,020,000,000 consisting of 1,000,000,000 shares of common stock, $.0001 par value per share, and 20,000,000 shares of preferred stock, $.0001 par value per share."

The remainder of Article Fourth remains unchanged.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested by its duly authorized officers, on this 8th day of June 2012.

YELLOWWOOD ACQUISITION CORPORATION

BY: ______________________
Shah Mathias
President

Attest: ______________________
Shah Mathias
Secretary